UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2008
Littelfuse, Inc.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-20388	36-3795742
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
800 East Northwest Highway,
Des Plaines, IL 60016
(Address of principal executive offices, including zip code)
(847) 824-1188
(Registrant’s telephone number, including area code)
Not applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     On February 1, 2008, the Board of Directors of Littelfuse, Inc. (the “Company”), upon the recommendation of the Compensation Committee, increased the annual base salary by 4% from the levels established for fiscal year 2007 for each of Mr. Gordon Hunter, the Chairman of the Board, President and Chief Executive Officer of Company, Mr. Philip G. Franklin, Vice President, Operations Support and Chief Financial Officer, Mr. David R. Samyn, Vice President and General Manager, Electronics Business Unit, Mr. David W. Heinzmann, Vice President of Global Operations, and Mr. Dal Ferbert, Vice President and General Manager, Electrical Business Unit (the “Named Executive Officers”), in each case effective February 1, 2008.
     In addition, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, established the performance metrics for minimum, target and maximum amounts of awards under the Annual Incentive Plan for fiscal year 2008. The Annual Incentive Plan is designed to provide a cash reward to certain employees, including the Named Executive Officers, for the achievement of corporate and individual goals. The amount of the total award paid to each Named Executive Officer for fiscal year 2008 will be determined based on Company financial objectives, which include sales, earnings per share and cash from operations, and individual performance objectives using a mathematical formula weighting each factor. The Board of Directors of the Company, upon the recommendation of the Compensation Committee, also increased the target amounts that may be awarded under the Annual Incentive Plan for fiscal year 2008 for Mr. Hunter from 90% to 100% of annual base salary, for Mr. Franklin from 60% to 70% of annual base salary and for each of Messrs. Samyn, Heinzmann and Ferbert from 50% to 60% of annual base salary. The minimum payout for each Named Executive Officer under the Annual Incentive Plan for fiscal year 2008 is 0%, while the maximum payout for each Named Executive Officer is double his respective target amount.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTELFUSE, INC. (Registrant)
Date: February 7, 2008	/s/ Philip G. Franklin
Philip G. Franklin
Vice President, Operations Support and Chief Financial Officer